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                                                                      EXHIBIT 11

                 BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES
                COMPUTATION OF EARNINGS PER SHARE OF COMMON STOCK
                      (In thousands except per share data)


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                                                            Quarter Ended                     Nine Months Ended
                                                      -------------------------          -------------------------
                                                      March 26,       March 28,          March 26,       March 28,
                                                        2000            1999               2000            1999
                                                      ---------       ---------          ---------       ---------
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COMPUTATIONS FOR STATEMENTS OF INCOME

Net income                                              $42,056       $41,813             $108,903       $ 70,891
                                                       ========       ========            ========       ========
Basic earnings per share of common stock:

       Average shares of common stock outstanding        22,842         23,271              23,021         23,399
                                                       ========       ========            ========       ========

       Basic earnings per share of common stock        $   1.84       $   1.80            $   4.73       $   3.03
                                                       ========       ========            ========       ========
Diluted earnings per share of common stock:

       Average shares of common stock outstanding        22,842         23,271              23,021         23,399

       Incremental common shares applicable to
         common stock options based on the common
         stock average market price during the period        24             84                  81             80
       Incremental common shares applicable to
         restricted common stock based on the common
         stock average market price during the period         -              2                   2              1
                                                       --------       --------            --------       --------
       Average common shares assuming dilution           22,866         23,357              23,104         23,480
                                                       ========       ========            ========       ========
       Fully diluted earnings per average share of
         common stock, assuming conversion of all
         applicable securities                         $   1.84       $   1.79            $   4.71       $   3.02
                                                       ========       ========            ========       ========
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